Exhibit 99.1

Barfresh Provides Fourth Quarter and Full Year 2021 Results and Business Update

Company Achieves Highest Quarterly and Fiscal Year Revenue in Company History

Fourth Quarter 2021 Revenue Increased 27% Sequentially and 296% Year-Over-Year to $2.5 Million; Full Year 2021 Revenue Increased 161% Year-Over-Year to $6.7 Million

LOS ANGELES, March 10, 2022 (GLOBE NEWSWIRE) – Barfresh Food Group, Inc. (the “Company” or “Barfresh”) (Nasdaq: BRFH), a manufacturer of frozen, ready-to-blend and ready-to-drink beverages, is providing a business update in conjunction with the filing of its form 10-K for the full year ended December 31, 2021.

Management Comments

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “We are pleased to have achieved our highest quarterly and fiscal year revenue and near-breakeven Adjusted EBITDA for the fourth quarter for the first time in our operating history. In addition, we also exited the year with an enhanced balance sheet, with no debt, and a dramatically expanded customer base in the education channel. The dramatic improvements we made to our business during the pandemic were reflected in the successful completion of our Company uplisting to The Nasdaq Capital Market at the start of 2022. These strong results have us positioned for what I believe will be another year of robust growth and profitability due to the strong foundation in place to take advantage of future growth opportunities in 2022 and beyond.”

Fourth Quarter of 2021 Financial Results

Revenue for the fourth quarter of 2021 was the highest quarterly revenue in company history at $2.5 million, an increase of 27% sequentially and an increase of 296% compared to $620,000 in the COVID-19 affected fourth quarter of 2020. The increase in revenue is the result of orders for Twist & Go product in the school channel, as well as the gradual return in sales of the Company’s single serve and bulk products compared to the COVID-19 affected quarter last year. Gross margins for fourth quarter of 2021 were 36%, compared to (4)% for the fourth quarter of 2020. The negative gross margin in the prior year period was due to the Company realizing startup expenses related to launching Twist & Go and WHIRLZ 100% Juice Concentrates, as well as some Covid related product write downs.

Net income for the fourth quarter of 2021 improved to $130,000, as compared to a net loss of $1.4 million in the fourth quarter of 2020. G&A expenses for the fourth quarter of 2021 increased 4.6% to $1.15 million, compared to $1.10 million in the fourth quarter of 2020. The increase in G&A was primarily driven by a significant increase in shipping and storage costs from increased sales volume, as well as increases in fuel and labor costs passed on by our vendors in the quarter, which more than offset the lower R&D and personnel costs. The Company continues to expect these elevated costs to continue into the first half of 2022; however, it is working to partially offset such costs by taking advantage of more efficient distribution arrangements and the expectation for an increased volume per load from higher sales volume.

Fiscal Year 2021 Financial Results

Revenue for the full year 2021 increased 161% to a record $6.7 million, compared to $2.6 million in the same period of 2020. The increase in revenue is the result of growing demand for Twist & Go product in the school channel, as well as the gradual return in sales of the Company’s single serve product compared to the COVID-19 affected period last year. Gross margins for the full year of 2021 were 37%, compared to 30% for the same period of 2020. The improvement in gross margins was due to higher sales volume and product mix for the Company’s Twist & Go and WHIRLZ 100% Juice Concentrates.

Net loss for the full year of 2021 improved to $1.3 million, as compared to a loss of $4.2 million in the same period of 2020. The Company continued to reduce core operating expenses, reducing total G&A expenses in the full year of 2021 by 9% to $4.0 million, compared to $4.4 million in the prior year period.

Non-GAAP Financial Measures

The above information is presented in conformity with accounting principles generally accepted in the United States. In order to aid in the understanding of the Company’s business performance, the Company has also presented below certain non-GAAP measures, including EBITDA and Adjusted EBITDA, which are reconciled in the table below to comparable GAAP measures. Management believes that Adjusted EBITDA provides useful information to the investor because it is directly reflective of the performance of the Company. The exclusion of certain items including stock compensation, stock issued for services, gain or loss from debt extinguishments, and gain or loss on derivative in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of the Company’s core business performance. Adjusted EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP.

Adjusted EBITDA for the fourth quarter of 2021 was near breakeven for the first time in the Company’s history and improved to a loss $67,000, compared to a loss of approximately $1.0 million for the fourth quarter of 2020. Adjusted EBITDA for the full year 2021 was a loss of $1.2 million, compared to a loss of approximately $3.2 million for the same period of 2020. A reconciliation of net loss to Adjusted EBITDA to is provided below.

	For the three months ended December 31,		For the year ended December 31,
	2021	2020	2021	2020

Net income (loss)	$130,272	$(1,351,663)	$(1,265,147)	$(4,152,506)

Depreciation and amortization	165,979	150,821	621,727	593,198
Interest	1,704	58,510	129,768	479,144
EBITDA	297,955	(1,142,332)	(513,651)	(3,080,164)

Stock based compensation	40,101	82,117	91,959	276,641
Stock issued for services	163,421	92,500	188,421	130,000
Gain from debt extinguishment - Paycheck Protection Program	(568,131)	-	(1,136,262)	-
(Gain)/loss from convertible debt extinguishment	-	-	193,562	(379,200)
Gain from derivative liability	-	559	(16,305)	(156,540)
Adjusted EBITDA	$(66,654)	$(967,156)	$(1,192,276)	$(3,209,263)

Balance Sheet

As of December 31, 2021, the Company had approximately $5.7 million of cash, and approximately $0.7 million of inventory on its balance sheet. The Company announced on June 3, 2021 that it had completed a private placement of approximately $6.0 million of common stock with no warrant coverage. In addition, the Company also negotiated the conversion of approximately $0.7 million and the retirement of approximately $0.8 million of existing debt and interest. This transaction eliminated all prior convertible debt and related interest. Additionally, the Company’s first Paycheck Protection Program (PPP) loan of $0.57 million was forgiven in the second quarter 2021 and the Company’s second PPP loan for an additional $0.57 million was forgiven in the fourth quarter of 2021.

Conference Call

The conference call to discuss these results is scheduled for today, Thursday, March 10, 2022, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (855) 327-6837 in North America, and international listeners can dial (631) 891-4304. A telephonic playback will be available approximately two hours after the call concludes and will be available through Thursday, March 24, 2022. Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 10018207. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group, Inc. (Nasdaq: BRFH) is a developer, manufacturer and distributor of ready-to-blend and ready-to-drink beverages, including smoothies, shakes and frappes, primarily for the education market, foodservice industry and restaurant chains, delivered in bottled format as well as single serving and bulk formats for on-site preparation. The company’s single serving, on-site prepared product utilizes proprietary, patented system uses portion-controlled pre-packaged beverage ingredients that deliver freshly made frozen beverages that are quick, cost efficient, better for you and without waste. Barfresh has a distribution partnership with the leading food distributor in North America. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking, including statements about the Company’s commercial progress, success of its strategic relationship(s), and projections of future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, “continue,” “could,” “may,” “predict,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The contents of this release should be considered in conjunction with the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any warnings, risk factors and cautionary statements contained therein. Furthermore, the Company expressly disclaims any current intention to update publicly any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Relations

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com